Exhibit 99.1

Corrected Transcript

09-Jan-2014

KiOR, Inc. (KIOR)

Business Update Call

Total Pages: 11
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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

CORPORATE PARTICIPANTS

Daniel Richardson	Christopher A. Artzer
Vice President-Finance, KiOR, Inc.	Vice President, General Counsel & Interim CFO, KiOR, Inc.

Fred Cannon
President, Chief Executive Officer & Director, KiOR, Inc.

OTHER PARTICIPANTS

Steve Rogers	James Medvedeff
Assignment Editor & News Director, WCBI-TV	Analyst, Cowen & Co. LLC

Pavel S. Molchanov
Analyst, Raymond James & Associates, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to KiOR’s Operations Update Conference Call. At this time, all participants have been placed in a listen-only mode. We will conduct a question-and-answer session after the speakers complete their remarks. As a reminder, this conference call is being recorded for replay purposes. The telephonic replay will be available approximately two hours after this call has been completed and will remain available until Thursday, January 16, 2014.

The number to call for the replay and the conference access codes were included in the press release issued on December 23, 2013. This call is being webcast and will also be available on the company’s website for approximately 90 days in the Investor Relations section of the site.

I would now like to turn the call over to Dan Richardson, Vice President of Finance at KiOR. Please go ahead, sir.

Daniel Richardson

Vice President-Finance, KiOR, Inc.

Good morning, everyone. Thank you for joining us today to discuss the operational performance of KiOR’s Columbus facility for the fourth quarter of 2013, the company’s operating objectives for 2014, and related topics.

With me today are Fred Cannon, President and Chief Executive Officer; and Chris Artzer, Vice President, General Counsel and Interim Chief Financial Officer.

Before we begin, I would like to remind everyone that statements will be made during this call that are not historical facts and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements about the company’s future expectations, plans and prospects may include the words believes, anticipates, plans, expects, intends, appears, estimates, projects, would, could, should, targets, as well as other similar expressions and are based on the company’s current expectations and assumptions that are subject to risks and uncertainties.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

The company cautions that a number of important factors could cause our actual future results and other future circumstances to differ materially from those expressed in any such forward-looking statements. These important factors and other factors that could potentially affect the company’s financial results are described in the section labeled Risk Factors in the company’s most recent annual report on Form 10-K for the year ended December 31, 2012, and in the company’s other quarterly filings with the SEC, which are available through the Investor Relations section of the KiOR website at www.kior.com or on the SEC website at www.sec.gov.

The company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors in the company’s assumptions or otherwise. The company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. Therefore, you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today, January 9, 2014.

Now, I will turn the call over to Fred Cannon. Fred?

Fred Cannon

President, Chief Executive Officer & Director, KiOR, Inc.

Thanks, Dan. Good morning and welcome to those of you joining us for this update call. As promised in the recent press release, I thought it would be appropriate for me to provide our shareholders an update on two subjects before our earnings call in March. First, a review of Columbus operational performance during the fourth quarter of 2013. And second, a discussion of our priorities and plans for 2014. I will be happy to answer your questions on these topics at the end of my prepared remarks.

With 2013 now behind us, I would like to provide a review of the operational performance of our Columbus facility. During the fourth quarter of 2013, the Columbus facility produced a total of 385,000 gallons fuel, which marks our highest quarterly fuel production to date. The ratio of this production between our cellulosic gasoline, cellulosic diesel and fuel oil was 41% gasoline, 37% diesel and 22% fuel oil. Total fuel production for the calendar year 2013 was 894,000 gallons.

Turning now to shipments during the fourth quarter of 2013. The Columbus facility shipped a total of 252,000 gallons of fuel. Total fuel shipments for the calendar year 2013 were 597,000 gallons. Shipments of cellulosic gasoline, cellulosic diesel, and fuel oil during the fourth quarter were 115,000 gallons, 111,000 gallons and 26,000 respectively.

In terms of operations, we operated the BFCC unit, our biomass-to-crude oil conversion unit, at the Columbus facility for approximately 65 days during the fourth quarter of 2013, which represents an on-stream percentage of approximately 70%. This on-stream percentage for the BFCC also represents our highest quarterly on-stream percentage to date. Through the last year, the Columbus operations team has learned how to run the facility through a variety of operating conditions and challenges and they should be commended for their tireless efforts during 2013.

Operations of the BFCC during the fourth quarter consisted of two campaigns. The first campaign was started during the third quarter and lasted until we chose to bring the plant down on November 8. We decided to address a punch list of small, initial optimization items in both the BFCC and hydrotreater. The second BFCC campaign for the Columbus facility started on November 30 and lasted until December 17. We elected to bring down the BFCC in order to start work on the optimization projects and to preserve cash, both of which I will discuss in greater detail shortly, and that entire facility remains offline today.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

Based on the experience we gained in 2013, we have elected to focus our execution in 2014 on the following three goals which we believe will provide a strong foundation for KiOR to generate sustainable long-term value for shareholders. First, complete a series of specific optimization projects and upgrades that we believe are essential for the Columbus facility to reach our expectations for operational and financial performance and to serve as a basis for future commercial facilities; continue to drive our research and development efforts to increase our yields and operational efficiency and improve the economics for commercial facilities; remain focused on managing our cash burn to reduce our requirements for additional funding, until we can build the next commercial-scale facility.

Our first initiative is to bring the Columbus facility up to the operational performance targets that we expected to achieve when we designed the facility over three years ago. Over the last year, we have proven that our proprietary technology can produce drop-in hydrocarbon fuels from cellulosic biomass at commercial scale. However, we have learned from a year of operating the Columbus facility that additional work is required to bring Columbus from its current performance, campaign operations at a feed of 250 to 300 tons of biomass per day and with a yield in the low 30s in terms of gallons per ton to levels consistent with our expectations.

We know what work needs to be done and in 2014, we intend to execute this work in a single project. This project encompasses a number of smaller process improvements, equipment add-ons, and refinement of operating conditions in all areas of facility, that taken together, we expect will bring Columbus to design operational performance.

This project is designed to address the three key drivers of Columbus’ performance: throughput, yield and overall process efficiency and reliability. Let me walk through what we intend to do regarding each of these three drivers in greater detail. On throughput, we have identified several improvements that will implement some changes to the BFCC hydrotreater and wood yard that we believe will eliminate structural design bottlenecks and reliability issues that limit the amount of wood that we can introduce to our BFCC system.

For example, we are planning to place additional equipment in the wood yard that will allow us to recover biomass currently lost in the processing of the wood chips and process more wood chips. We expect that many of these improvements will be implemented during the first three quarters of 2014, with the majority of them in the first quarter of 2014.

Assuming that we can implement these improvements on the timetable we have planned and that they work as planned, we believe that these improvements will allow Columbus plant to process at or near nameplate capacity for biomass, 500 bone dry tons per day by the end of 2014.

On yield, we have identified additional enhancements that we believe will improve the overall yield of transportation fuels from each ton of biomass from the Columbus facility. For example, we expect to obtain commercial supply of our next-generation catalyst, which we had previously expected to receive in the fourth quarter of 2013 during the second quarter of 2014.

In addition, we plan to install additional equipment that we believe will give us the ability to recover yield both from our process gases and process water. Again, assuming that we can implement these projects on the timetable we have planned and they work as planned, we would expect that our yield in Columbus will increase significantly by the first quarter of 2015.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

On process efficiency and reliability, we have identified another series of improvements that we believe will further optimize our processes and increase reliability and on-stream percentage through the facility. Some of these projects include an installation of additional tankage to increase operational flexibility and efficiency, and modifications to the hydrotreating unit which will decrease the volumes of fuel oil and off-spec product, while others will be aimed at reducing our cost structure by, among other things, decreasing natural gas consumption by the facility.

Again, assuming that we can implement these projects on the timetable we have planned and they work as planned, we would expect that we would be able to significantly increase our end-to-end on-stream percentage at Columbus by the end of 2014.

In the aggregate, we expect that this project will require approximately $10 million of capital investment in the facility over the course of 2014 and we are actively pursuing a number of ways to finance this project as a condition to our board approval process. I believe that we have the right team in place both in Pasadena and Columbus to successfully execute this project on time, on budget and achieve the results we expect. We believe that this relatively small capital investment will bring the Columbus facility to a level of operational and financial performance that can serve as a basis for the design and financing of our next commercial facility.

Over the course of this year, we intend to provide updates on a quarterly basis as to our execution on this project. While a substantial element of our execution focus will be on the Columbus facility, it remains critically important that we continue our R&D efforts to drive yield and process efficiencies. To that end, we expect to continue to invest in our world class R&D and technology teams to develop next generation catalyst and process efficiencies.

We believe that further development of our technology will generate enhanced economics for both our Columbus facility and our next commercial scale facility, which is critical in order to create a sustainable business that generates value for our shareholders. We must continue to drive yields toward and beyond 80 gallons per ton, while reducing our production cost per gallon in order for us to fulfill our vision of providing drop-in cellulosic fuels for American vehicles that are cost-competitive to traditional fuels without subsidies.

We believe that the further investment in R&D and the results that we expect to achieve from that investment is the only way to achieve this goal. To that end, we plan to spend approximately $22 million of cash in support of our R&D efforts in 2014. And we look forward to updating you on their achievements over the course of the year.

Turning now to liquidity and financing. I will start by stating that we received positive interest as part of our financing efforts for the Columbus II project. Despite this positive interest, the combination of Columbus’ operational history, uncertainty caused by the 2014 Renewable Volume Obligation or RVO rulemaking proposed by EPA and the transition in the CFO role has made the immediate closing of this potential financing more challenging.

We expect that these challenges will lessen when the Columbus facility operates at or near nameplate capacity, with significantly enhanced yields. As a result, we believe that the current execution plan for 2014, which as I mentioned above, is to focus exclusively on bringing the Columbus facility to design basis and further developing yield and process efficiencies through our R&D efforts, provides the strongest foundation for the future growth and development of KiOR.

We expect that the successful execution of this plan will allow us to develop, finance and build future facilities in a way that will generate the best value for KiOR stockholders. Until then, we must remain vigilant in managing our cash in order to minimize the amount of cash we will need before financing our next commercial facility.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

To that end, we have decided to operate the Columbus facility during the first quarter of 2014 only to the extent we want to test and prove our optimization projects. This decision makes sense for two reasons. First, with the facility out of operations, we will have the opportunity to begin to implement the Columbus optimization project consistent with the expected timetable that I described above.

We expect this focused execution of many of the Columbus optimization projects in the first quarter will position us to run Columbus in the second quarter with many of these enhancements already integrated into the facility and we would expect to see a significant step forward in terms of throughput yield and operability relative to what we experienced at Columbus in 2013.

Second, we do not believe that it is prudent to fund the production of our cellulosic fuels out of Columbus at a significant loss relative to the prices we would expect to receive from our customers. In large part, these losses are driven from Columbus’ current operating state as the low volumes presently produced by the facility cannot fully absorb the cost of production, a condition that we believe our optimization projects will help, although not entirely eliminate.

This problem is exacerbated by the fact of the administration’s proposed 2014 RVO rulemaking through the EPA had the unintended consequence of severely depressing the RIN value we receive for the cellulosic gasoline and diesel that we produced.

For those of you who are unfamiliar with the mechanics of the pricing of our products, we receive, in addition to the hydrocarbon value of our drop-in gasoline and diesel, additional value through the sale of cellulosic RINs generated by our fuels.

Although this rulemaking remains in the comment period, which we, along with the rest of the industry, are actively participating in, the mere announcement of this rulemaking dropped the value of our cellulosic RINs and significantly decreased the RIN value that we could receive for each gallon of our cellulosic fuel.

While we are hopeful that the administration and other key policymakers will modify the proposed 2014 RVO rules consistent with the stated policy goals of RFS2, to support companies like KiOR in the early stages of bringing drop-in cellulosic fuels to commercial scale, we believe that the current cellulosic RIN pricing, when combined with the current operational performance at Columbus, does not provide sufficient support to warrant the production of our drop-in cellulosic fuels from Columbus at any substantial level during the first quarter.

Given our operational plans for Columbus during 2014, we do not intend to provide guidance in terms of projected production, either on a quarterly or annual basis during 2014. We will evaluate whether or not to provide production volume guidance in the future once operations have reached a steady state with all of the optimization projects successfully implemented.

With $25,000 (sic) [$25 million] (22:00) in cash at year-end, we will need to secure additional financing during the next three months in order to continue to execute this strategy. We have engaged in initial discussions with potential source of financing. And while we have received positive feedback on our focused 2014 execution plan, we do not have currently committed sources of financing for our business plan.

While we are unable to discuss these potential sources of financing in any greater detail on our call today, we expect to provide you updates on our liquidity and financing in the near future. All of us here at KiOR are excited about the prospects for 2014. In 2013, we have built a strong foundation on which KiOR can grow.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

We have produced, at commercial scale, the world’s first drop-in cellulosic gasoline and diesel for American vehicles on the road today. We have increased our on-stream percentage at the BFCC in Columbus from about 20% in the first quarter to 70% in the fourth quarter. We have identified, through our operating experience, an optimization plan that we expect will bring Columbus facility to steady state operations at or near nameplate capacity, at significantly increased yields for each ton of biomass. We believe that we have focused execution plan in 2014 and we can deliver.

We appreciate your support during the coming year and look forward to updating you on our progress.

Operator?

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question comes from Steve Rogers.

Steve Rogers Assignment Editor & News Director, WCBI-TV	Q

Mr. Cannon, this is Steve Rogers for WCBI in Columbus. Obviously, what does the – what you’ve just outlined mean to the current employees at the plant? Are you laying people off or that you’re keeping them on?

Fred Cannon President, Chief Executive Officer & Director, KiOR, Inc.	A

No, the plan is to, during the first quarter, there will be a tremendous amount of activity of work doing these optimization projects at the Columbus facility and then we’ll be starting the plant up, so…

Steve Rogers Assignment Editor & News Director, WCBI-TV	Q
So the people will continue to be there, then, and...
Fred Cannon President, Chief Executive Officer & Director, KiOR, Inc.	A
Oh, absolutely.
Steve Rogers Assignment Editor & News Director, WCBI-TV	Q
Okay.
Operator: Thank you. Your next question comes from Pavel Molchanov with Raymond James. Pavel, your line is open.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

Pavel S. Molchanov Analyst, Raymond James & Associates, Inc.	Q

Yeah. Guys, thanks very much for taking the question. With regard to your plans for the second half of the year, I realize you’re not giving guidance formally, but would you anticipate reaching nameplate capacity at Columbus perhaps by the end of 2014?

Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A
Hi, Pavel, it’s Chris Artzer. How are you?
Pavel S. Molchanov Analyst, Raymond James & Associates, Inc.	Q
Great.
Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A

From a perspective of throughput, as we’ve outlined, we do expect to be able to increase our throughput rate consistent with what Fred outlined in his remarks, which is getting to at or near our nameplate capacity of throughput of 500 tons per day by the end of 2014.

In terms of yield and process efficiency and on-stream percentage, because the projects that we have are largely interrelated, we believe that it’s prudent at this point not to provide specific guidance with regard to what those results might be, although we do expect to see a significant improvement over the levels that we achieved in 2013.

Pavel S. Molchanov Analyst, Raymond James & Associates, Inc.	Q
So when you say significant improvement, is that full year 2014 versus full year 2013? Is that the way to think about it?
Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A

No. I think that the best way to think about it, Pavel, is to say that if we were to go and take a look at what the performance is at the end of 2014, not looking at the entirety of the year but at a snapshot, on kind of a go-forward run rate basis may be a better way to think about it, Pavel, is in that circumstance, that’s where we would measure the significant improvement. It wouldn’t be from a year look-back perspective. It would be a snapshot run rate looking forward.

Pavel S. Molchanov Analyst, Raymond James & Associates, Inc.	Q

Okay. And then a question about the comments about the RFS that you made, what are you looking for as the EPA finalizes its volume targets for 2014? Are you looking for the cellulosic number to be upsized or I guess what’s your wishlist, so to speak, for that?

Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A
Well, I think if you wanted to do our wishlist and these are things that we’ve already commented on a public basis and we intend to continue the public comment processes, the formal EPA rulemaking process goes on. But in essence, we’re looking at two primary comments and changes that we would make.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

The first one is that from our perspective, we would like to see a better methodology for setting the annual cellulosic volume. Pavel, as you know, the proposed methodology by EPA which we can get into excruciating detail on it, but in general terms, it’s very complex. And candidly, we don’t think that it’s really accurate because it has the likely effect of understating the volume that are going to be produced by facilities such as KiOR’s, as well as new facilities that are coming online.

The second thing is it has to do with the advanced RVO volume. And from our perspective, the way that that was set does have a negative economic impact on our cellulosic RINs as we talked about in Fred’s remarks. Again, the proxy value, as you know, Pavel, of our cellulosic RINs are driven in part by the advanced RIN value. And since they were set below actual production, we think that that has that unintended consequence of impacting what we’re doing both on a short-term basis, but also it’s got the effect of impacting even just the certainty surrounding things. And as Fred mentioned, we saw that in our most recent financing effort.

Pavel S. Molchanov Analyst, Raymond James & Associates, Inc.	Q
Okay. And then, just last question on the cash burn, excluding CapEx, so just cash flow from operations, would you anticipate the cash burn this year to narrow from last year’s levels?
Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A

Yeah. So let me say two things, Pavel, with regard to cash flow is that our actual end-of-year closing cash balance is $25 million, not $25,000. I’m sure that there was probably an element of alarm associated with that, but I wanted to make sure that we clarified that right out of the gate. I do think that because of the actions that we are taking in terms of not running Columbus in the first quarter, will have a positive impact in terms of the overall cash burn of the company during 2014.

Pavel S. Molchanov Analyst, Raymond James & Associates, Inc.	Q
Okay. Guys, thanks very much.
Fred Cannon President, Chief Executive Officer & Director, KiOR, Inc.	A
Thank you.
Operator: And your next question comes from James Medvedeff with Cowen Incorporated (sic) [Cowen & Co.] (30:55).
James Medvedeff Analyst, Cowen & Co. LLC	Q
Yes. Good morning. My question is…
Fred Cannon President, Chief Executive Officer & Director, KiOR, Inc.	A
Good morning.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

James Medvedeff Analyst, Cowen & Co. LLC	Q
…it was partly asked, I think, just by the last fellow. How much are you looking to raise in this next round?
Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A

Well, I think right now, it is premature for us to say how much we intend to raise during this next round, obviously, it’s critical for us to be able to go and fund the $10 million of capital projects that we have in 2014 for the Columbus optimization project. In addition, we do want to be able to get as much runway as possible with regard to future cash needs as a bridge to the financing of our next commercial facility.

So we don’t have, as I’m sitting here today, a specific target that I want to give you, but I do think that, obviously, we’re trying to go and look for an effective and efficient bridge that provides the best value to shareholders; but at the same time, is respectful about issues of dilution and things of that nature. So I know that that’s not a lot of detail, but that’s the best that we can give you right now.

James Medvedeff Analyst, Cowen & Co. LLC	Q
Okay. Just to be clear, are you looking to finance the full bridge from here to nameplate by the end of the year in one go or do you think you’ll be doing it in tranches throughout the year?
Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A

I think that that will be a decision that potential investors will have to make, as much as we will. Obviously, from our perspective, the more financing and security that we can provide from a financing perspective, I think the better off we are from a stockholder perspective, from an overall long-term value perspective. However, I think that that’s going to be an evaluation that the company and its board of directors will continue to evaluate.

James Medvedeff Analyst, Cowen & Co. LLC	Q

Okay. And my other question has to do with the quarterly updates that you mentioned. Shall I assume that those will be the quarterly – you’ll give quarterly operational updates on the quarterly earnings release conference calls or will there be an additional update each quarter for the plant?

Christopher A. Artzer Vice President, General Counsel & Interim CFO, KiOR, Inc.	A

I think, right now, for efficiency perspective, we would expect to be providing that in connection with our quarterly earnings calls. Obviously, to the extent that there are material developments that we want to share, we would do that – we might do that on an interim basis, but that’s our plans right now, as we’re sitting here today.

James Medvedeff Analyst, Cowen & Co. LLC	Q
Great. Thank you. Good luck.
Operator: Thank you. I will now turn the call back over to Mr. Cannon.

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KiOR, Inc. (KIOR)	Corrected Transcript
Business Update Call	09-Jan-2014

Fred Cannon

President, Chief Executive Officer & Director, KiOR, Inc.

Thank you. And thank you for your continued support of KiOR. We look forward to updating you again in March. Thank you.

Operator: Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation.

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